Exhibit 99.1

Spartech Employees,

As the year comes to a close, I want to take a moment to wish you and your family a happy holiday season. The company wrapped up the fiscal year on a high note due to the teamwork and engagement by all of you.

If you were able to attend the Employee town hall meeting or listen to the Investor call last Friday, you are already aware of the results.  If not, please allow me to update you on some of the highlights from this past year:

-	Net sales increased by 4% from the prior year to $1,149.4 million

-	Operating earnings excluding special items increased 16%, from $21.1 million in 2011 to $24.4 million in 2012

-	Gross margin per pound increased to $12.1 cents vs. $10.8 cents in 2011

-	Earnings per share grew 40% to $0.28

We have much to be proud of.  We worked hard and remained focus on our turnaround strategy.  The business results continued to improve throughout the year with gross margin per pound at 13.9 cents, or 11.4% in Q4, 280 basis points better than prior year.  Throughout the company we are firing on all cylinders and working as a team.

I anticipate that 2013 will be another strong year for Spartech and only enhanced by the PolyOne merger.  As I have said before, I believe the PolyOne transaction represents the best path forward for our valued employees, customers and shareholders. PolyOne has been through a similar transformation and was successful in getting to a point where they are consistently growing and improving their company annually. The combination of Spartech with PolyOne will accelerate our transformation to a business with a sustainable and growing earnings profile.

As you may know, we have already begun some of the early integration efforts which involves getting to know each other and understanding how each company operates.  Although we do not anticipate closing the deal until the first calendar quarter of 2013, I feel it is important to begin introducing you to some of the PolyOne associates, including its CEO & President- Stephen D. Newlin.

Attached please find a letter from Stephen Newlin as he shares his excitement for joining forces with Spartech and introduces us to the PolyOne four-pillar strategy.

As we leverage our collective strength, I have no doubt that our future ahead will be a prosperous one.  Thank you for your passion, determination and commitment to a seamless integration with PolyOne in 2013.

Enjoy the holidays.

Vicki Holt

President & CEO